EXECUTION COPY                                     Exhibit 10.1

JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179

December 4, 2019

To:	Planet Fitness, Inc. 4 Liberty Lane West
Hampton, NH 03842
Attention: Dorvin Lively, President and Chief Financial Officer
Re:     Master Confirmation—Uncollared Accelerated Share Repurchase
This master confirmation (this “Master Confirmation”), dated as of December 4, 2019, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between JPMorgan Chase Bank, National Association (“Dealer”) and Planet Fitness, Inc., a Delaware corporation (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation, without any Schedule, but with the elections set forth in this Master Confirmation, including:
(i)The election of New York law as the governing law (without reference to its choice of law provisions).

(ii)Counterparty represents and warrants for purposes of Section 3(c) of the Agreement as follows:
“(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against Counterparty or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect (i) the legality, validity or enforceability against it of this Agreement, any Confirmation under this Agreement or any Credit Support Document to which it is a party, or (ii) except for, with respect to Counterparty, any matters disclosed by Counterparty in filings with the United States Securities and Exchange Commission prior to the date of this Agreement or prior to the date of entering into a Transaction, its ability to perform its obligations under this Agreement, any Confirmation under this Agreement or such Credit Support Document.”
(iii)The election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer, with a “Threshold Amount” of 3% of shareholders’ equity for JPMorgan Chase & Co. (provided that (a) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) “Specified Indebtedness” shall have the meaning specified in

Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, and (c) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, an Event of Default shall not occur under either (1) or (2) above if (a) the event or condition referred to in (1) or the failure to pay referred to in (2) is caused by an error or omission of an administrative or operational nature, (b) funds were available to Dealer to enable it to make the relevant payment when due, and (c) such payment is made within three Local Business Days.”).

(iv)[Reserved.]

(v)Section 13(b)(i)(2) of the Agreement is hereby amended by deleting the word “non-”.

(vi)Section 7 of the Agreement is hereby amended by deleting the third paragraph thereof.

(vii)“Affiliate” will have the meaning specified in Section 14 of the Agreement, except that for purposes of Section 3(c) of the Agreement as set forth in clause (iii) above, “Affiliate” means, with respect to any person, any entity controlled, directly or indirectly, by such person. For this purpose, “control” means ownership of a majority of the voting power of the entity or person.

(viii)For purposes of Section 3(f) of the Agreement, Dealer makes the following representation:

It is a U.S. person, and it is a national banking association organized under the laws of the United States.

(ix)For purposes of Section 3(f) of the Agreement, Counterparty makes the following representation:

It is a U.S. person, and it is a corporation organized under the laws of the State of Delaware.

(x)Each party agrees to deliver to the other party one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) or W-8ECI, W-8BEN-E or W-8IMY (as applicable) upon execution and delivery of this Agreement; promptly upon reasonable demand by the other party; and promptly upon learning that any such Form previously provided by such party has become obsolete or incorrect.

(xi)For purposes of 3(e) of the Agreement, Dealer and Counterparty each represent and warrant that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any relevant jurisdiction to make any deduction or withholding for or on account of any Tax from any payment to be made by it to the other party under this Master Confirmation and each Transaction evidenced hereby.

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or any Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates.
All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.
If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the

Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.
1.Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.
General Terms.

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Dealer

Shares:	The Class A common stock of Counterparty, par value USD 0.0001 per share (Exchange symbol “PLNT”).

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Prepayment/Variable Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation.

VWAP Price:
For any Exchange Business Day, as determined by the Calculation Agent based on the volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “PLNT <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s determination, erroneous, such VWAP Price shall be as determined by the Calculation Agent. For purposes of calculating the VWAP Price, the Calculation Agent will only include those trades

(collectively, “Rule 10b-18 Eligible Transactions”) that (x) do not constitute trades described in clauses (i) to (iv) above and (y) are reported during the period of time in which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Exchange Act.

Forward Price:	For each Transaction, the arithmetic average of the VWAP Prices for all of the Exchange Business Days in the Calculation Period for such Transaction, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Termination Date for such Transaction.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:
For each Transaction, the Scheduled Termination Date for such Transaction; provided that Dealer shall have the right to designate any Exchange Business Day on or after the First Acceleration Date to be the Termination Date for such Transaction (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 6:00 p.m. (New York City time) on the Exchange Business Day immediately following the designated Accelerated Termination Date.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may postpone the Scheduled Termination Date by one Scheduled Trading Day for each Disrupted Day, or (ii) in the Settlement Valuation Period,

the Calculation Agent may extend the Settlement Valuation Period. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall also determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended (in each case, as determined by the Calculation Agent), and the weighting of the VWAP Price for the relevant Exchange Business Days during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments taking into account the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Disrupted Day resulting from a Regulatory Disruption shall be deemed to be a Disrupted Day in Full. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.
If a Disrupted Day occurs during the Calculation Period for any Transaction or the Settlement Valuation Period for any Transaction, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent may deem such Disruption Event to be an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.
Settlement Terms.

Settlement Procedures:	For each Transaction:

(i)
if the Number of Shares to be Delivered for such Transaction is positive, Physical Settlement shall be applicable to such Transaction; provided that the “Representation and Agreement” contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the Issuer of the Shares; or

(ii)	if the Number of Shares to be Delivered for such Transaction is negative, then Counterparty Settlement Provisions in Annex A hereto shall apply to such Transaction.

Number of Shares to be Delivered:
For each Transaction, a number of Shares (rounded down to the nearest whole number) equal to (a)(i) the Prepayment Amount for such Transaction, divided by (ii)(A) the Forward Price for such Transaction minus (B) the Forward Price Adjustment Amount for such Transaction, minus (b) the number of Initial Shares for such Transaction. For the avoidance of doubt, if the Forward Price Adjustment Amount for any Transaction is a negative number, clause (a)(ii) of the immediately preceding sentence shall be equal to (A) the Forward Price for such Transaction, plus (B) the absolute value of the Forward Price Adjustment Amount.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:
For each Transaction, if the Number of Shares to be Delivered for such Transaction is positive, the date that is one Settlement Cycle immediately following the Termination Date for such Transaction (which as of the date hereof shall be no more than two Clearance System Business Days following the Termination Date for such Transaction).

Settlement Currency:	USD

Initial Share Delivery:
For each Transaction, Dealer shall deliver a number of Shares equal to the Initial Shares for such Transaction to Counterparty on the Initial Share Delivery Date for such Transaction in accordance with Section 9.4 of the Equity Definitions, with such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Share Adjustments.

Potential Adjustment Event:
Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, the following shall not constitute a Potential Adjustment Event: an Extraordinary Dividend and an Excess Dividend.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above (including, for the avoidance of doubt, pursuant to Section 7 hereof), in which case the Calculation Agent may adjust any relevant terms of such Transaction as necessary to preserve as nearly as possible the fair value of such Transaction to Dealer prior to such postponement, which adjustments shall be limited to changes in stock price, volatility, interest rates, stock loan rate, the value of any commercially reasonable Hedge Positions in connection with the Transaction, or liquidity relevant to the Shares or to such Transaction taking into account whether the Calculation Period had fewer Scheduled Trading Days than originally anticipated.

Excess Dividend:
Any dividend or distribution on the Shares including, for the avoidance of doubt, the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions or any Extraordinary Dividend. “Extraordinary Dividend” means the per Share cash dividend or distribution, or a portion thereof, declared by Counterparty on the Shares that is classified by the board of directors of Counterparty as an “extraordinary” dividend.

Consequences of Excess Dividend:    The declaration by Counterparty of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period for any Transaction, shall result in an Additional Termination Event in respect of such Transaction, and the Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event and such Transaction shall be the sole Affected Transaction. For the avoidance of doubt, the Excess Dividend shall not constitute a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment

Relevant Dividend Period:	For each Transaction, the period from, and including, the Trade Date for such Transaction to, and including, the Relevant Dividend Period End Date for such Transaction.

Relevant Dividend Period End Date:	For each Transaction, if the Number of Shares to be Delivered for such Transaction is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date for such Transaction.

Agreement Regarding Dividends:
Notwithstanding any other provisions of this Master Confirmation, the Equity Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date shall be determined without regard to the difference between actual dividends declared (including Extraordinary Dividends) and expected dividends as of the Trade Date.

Extraordinary Events.
Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that
(a) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%,”
(b) Section 12.1(l) of the Equity Definitions shall be amended (i) by deleting the parenthetical in the fifth line thereof, (ii) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (iii) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)”, and (c) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”
Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Event or Tender Offer shall be made without duplication in respect of any prior adjustment hereunder (including any prior adjustment pursuant to Section 11 below).

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE American, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that (a) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions” and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and (b) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.
Notwithstanding anything to the contrary in the Equity Definitions: (i) any determination as to whether clause (A) or clause (B) of Section 12.9(a)(ii) of the Equity Definitions constitutes a Change in Law shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) to the extent that clause (Y) of Section 12.9(a)(ii) of the Equity Definitions would constitute a Change in Law, such shall instead constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

(e)	Hedging Disruption: Applicable; provided that it shall not constitute a Hedging Disruption if such is solely due to the deterioration of the creditworthiness of the Hedging Party.

(f) Increased Cost of Hedging:	Applicable; provided that it shall not constitute an Increased Cost of Hedging if such is solely due to the deterioration of the creditworthiness of the Hedging Party.

(g) Increased Cost of Stock Borrow:	Applicable; provided that it shall not constitute an Increased Cost of Stock Borrow if such is solely due to the deterioration of the creditworthiness of the Hedging Party.

Initial Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

Hedging Party:
For all Additional Disruption Events, Dealer; provided that all determinations, adjustments and calculations by Dealer acting in such capacity shall be made in a good faith and commercially reasonable manner (it being understood that Hedging Party shall be subject to the requirements of the second paragraph under “Calculation Agent” below).

Determining Party:
For all Additional Disruption Events, Dealer; provided that all determinations, adjustments and calculations by Dealer acting in such capacity shall be made in a good faith and commercially reasonable manner (it being understood that Determining Party shall be subject to the requirements of the second paragraph under “Calculation Agent” below).

Hedging Adjustments:
For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Master Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable Hedge Position.

Non-Reliance/Agreements and
Acknowledgements Regarding
Hedging Activities/Additional

Acknowledgements:	Applicable

2.
Calculation Agent.     Dealer; provided that (i) as Calculation Agent, Dealer shall act at all times in good faith and in a commercially reasonable manner including, for the avoidance of doubt, when making any determination or calculation adjustment; and (ii) following the occurrence of an Event of Default with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent with respect to the Transactions under this Master Confirmation.

Following any determination, adjustment or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly (but in any event no later than five (5) Exchange Business Days following receipt of such written request by Dealer) (x) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination, adjustment or calculation. If Counterparty promptly disputes such determination, adjustment or calculation in writing, the Calculation Agent shall work in good faith with Counterparty to resolve the dispute.

3.	Account Details.

(a)	Account for payments to Counterparty:
To be provided by Counterparty.

Account for delivery of Shares to Counterparty:
[        ]

(b)	Account for payments to Dealer:
Bank:    [        ]
ABA#:     [        ]
Acct No.:     [        ]

Beneficiary:    [        ]
Ref:    [        ]
Account for delivery of Shares to Dealer:
[        ]

4.	Offices.

(a)	The Office of Counterparty for each Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for each Transaction is: New York
JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179

5.	Notices.

(a)	Address for notices or communications to Counterparty:
Planet Fitness, Inc.
4 Liberty Lane West
Hampton, NH 03842
Attention:     General Counsel
Telephone No:     (603) 957-4625
Facsimile No:     (603) 590-2594
Email Address:    legal@pfhq.com

With a copy to:

Ropes & Gray LLP
800 Boylston St.
46th Floor
Boston, MA 02199
Attention:    Thomas Fraser
(617) 951-7063
        thomas.fraser@ropesgray.com

and

Isabel Dische
(212) 841-0628
isabel.dische@ropesgray.com

(b)	Address for notices or communications to Dealer:
JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:        edg_notices@jpmorgan.com
edg_ny_corporate_sales_support@jpmorgan.com
Attention:     Brett Chalmers
Telephone No:     (212) 622-2252
Email Address:    brett.chalmers@jpmorgan.com

6.	Representations, Warranties and Agreements.

(a)
Additional Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(i)	It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended).

(ii)
Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (B) it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” as that term is defined under Regulation D under the Securities Act and (C) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

(iii)
Each party agrees that the obligations and liabilities under any Transaction are solely the corporate obligations of such applicable party (and any applicable guarantor in respect thereof), and each party shall solely look to such other party (and any applicable guarantor in respect thereof) for performance of such other party’s obligations under any Transaction.

(b)
Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:

(i)
As of the Trade Date for each Transaction hereunder, (A) such Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of agreements such as this Master Confirmation to effect the Share buy-back program, and (B) there is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of such Transaction, including the purchases of Shares to be made pursuant to such Transaction.

(ii)
As of the Trade Date for each Transaction hereunder, the purchase or writing of such Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iii)
As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction, and as of the date of any election with respect to any Transaction hereunder, it is not making such election, in each case (A) on the basis of, and is not aware of, any material non-public information regarding Counterparty or the Shares, (B) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer in violation of the Exchange Act or (C) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(iv)
Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(v)
As of the Trade Date for each Transaction hereunder, and as of the date of any election with respect to any Transaction hereunder, Counterparty is in compliance in all material respects with its reporting obligations under the Exchange Act.

(vi)
Counterparty has made, and will make, all material filings required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body with respect to each Transaction.

(vii)
The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 7 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 below. Counterparty is not currently contemplating any “distribution” (as defined in Regulation M promulgated under the Exchange Act) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act). “Regulation M Period” means, for any Transaction, (A) the Relevant Period (as defined below) for such Transaction, (B) the Settlement Valuation Period, if any, for such Transaction and (C) the Seller Termination Purchase Period (as defined below), if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the later of (1) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below) and (2) if Section 15 is applicable to such Transaction, the date on which all deliveries owed pursuant to Section 15 have been made.

(viii)
As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Settlement Date, any Cash Settlement Payment Date and any Settlement Method Election Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix)	Counterparty is not, and after giving effect to each Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(x)
Counterparty has not entered, and will not enter, into any repurchase transaction with respect to the Shares (or any security convertible into or exchangeable for the Shares) (including any agreements similar to the Transactions described herein), where any initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period as provided in the relevant agreements) with any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other transaction overlaps with any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation as a result of any postponement of the

Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above or any analogous provision in such other transaction, Counterparty shall promptly amend such other transaction (other than, for the avoidance of doubt, any Permitted Purchase (as defined below)) to avoid any such overlap. Notwithstanding the foregoing, nothing in this Section 6(b)(x) or this Master Confirmation shall prohibit or apply to the following (each, a “Permitted Purchase”): (i) any repurchase of Shares by or on behalf of Counterparty from holders of awards granted under Counterparty’s equity incentive plans for the purpose of paying the tax withholding obligations arising from vesting of, or paying the exercise price in connection with the exercise of, or reacquiring Shares as a result of the forfeiture of, any such awards, (ii) any purchase of Shares by Counterparty pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with Dealer or an Affiliate of Dealer or (iii) any purchase of Shares by or on behalf of Counterparty in connection with any employee stock payroll deduction plan for participating employees of Counterparty or its Affiliates, or any options exercised thereunder.

(xi)
Counterparty shall, at least one day prior to the first day of the Calculation Period, the Settlement Valuation Period, if any, or the Seller Termination Purchase Period, if any, for any Transaction, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth in Schedule B hereto.

(xii)	As of the Trade Date for each Transaction hereunder there has not been any Merger Announcement (as defined below).

(xiii)
Counterparty understands that no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(c)	In addition to the representations, warranties and covenants in this Agreement, Dealer represents, warrants and covenants to Counterparty that:

(i)
In addition to the covenants in the Agreement and herein, Dealer agrees to use commercially reasonable efforts, during the Calculation Period and any Settlement Valuation Period (as defined in Annex A) for any Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, during the Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); provided further that, without limiting the generality of the first sentence of this Section 6(c)(i), Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

(ii)	In connection with each Transaction, Dealer represents and warrants to Counterparty that it has not, at any time before the public announcement of the Trade Date by Counterparty of its entry into such Transaction, discussed any offsetting transaction(s) in respect of such Transaction with any third party.

(iii)
Dealer hereby represents and covenants to Counterparty that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that individuals making investment decisions related to any Transaction do not have access to material nonpublic information regarding Issuer or the Shares.

(iv)
Within one Exchange Business Day of purchasing any Shares on behalf of Counterparty pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18, Dealer shall notify Counterparty of the total number of Shares so purchased.

(v)
On the first Exchange Business Day of each week, Dealer shall provide weekly reports (the “Weekly Reports”) in connection with such Transaction to the Counterparty and to such other persons or agents of the Counterparty as the Counterparty shall reasonably designate in writing, by electronic mail to the Counterparty or its designee. Each weekly report shall include the ADTV in the Shares for each Scheduled Trading Day during the immediately preceding week (as defined and determined in accordance with Rule 10b-18, as defined herein), the VWAP Price for each such Scheduled Trading Day and the high and low price on each such Scheduled Trading Day. For the avoidance of doubt and notwithstanding anything to the contrary in the two immediately preceding sentences, the VWAP Price for purposes of this Master Confirmation shall be determined pursuant the language opposite the caption “VWAP Price” in Section 1 of this Master Confirmation under the heading “Valuation” and not on the basis of, or by reference to, the VWAP Price set forth in any Weekly Report.

7.
Regulatory Disruption. In the event Dealer concludes, in its good faith, reasonable judgment, based on commercially reasonable discretion and upon the advice of counsel, that it is appropriate, with respect to any legal, regulatory or self-regulatory requirements or policies and procedures generally applicable to accelerated share repurchase transactions, consistently applied, and imposed by, or related to its compliance with, applicable law, for it to refrain from or decrease any market activity, and in order to maintain, establish or unwind a commercially reasonable hedge position, on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days. Dealer shall notify Counterparty as soon as practicable (but in no event later than one Trading Day) that a Regulatory Disruption has occurred and the Scheduled Trading Days affected by it, provided that the Dealer shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination.

8.
10b5-1 Plan. The parties intend that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(a)
Counterparty represents, warrants and covenants to Dealer that Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.

(b)
During the Calculation Period and the Settlement Valuation Period, if any, for any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, Dealer (or its agent or Affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by Dealer, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of Dealer. Counterparty acknowledges and agrees that all such transactions shall be made in Dealer’s sole judgment and for Dealer’s own account.

(c)
Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether Dealer (or its agent or Affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including over how, when or whether Dealer (or its agent or Affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(d)
Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(e)
Counterparty shall not, directly or indirectly, communicate any material, non-public information relating to the Shares or any Transaction (including any notices required by Section 10(a)) to any employee of Dealer, other than as set forth in the Communications Procedures attached as Annex B hereto.

9.
Counterparty Purchases. Without the prior written consent of Dealer (which consent shall not be unreasonably conditioned, delayed, or denied), and except for purchases which are not solicited by or on behalf of Counterparty and employee stock repurchases (or any “affiliate” or “affiliated purchaser” as defined in Rule 10b-18), Counterparty shall not directly or indirectly (including by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable), under this Master Confirmation. Nothing in this Section 9 shall prohibit or apply to Permitted Purchases or to any acquisition, exercise, exchange or other transaction in connection with any awards under any equity incentive plan or program of Counterparty.

Notwithstanding the immediately preceding paragraph or anything herein to the contrary (i) an agent independent of Counterparty may purchase Shares effected by or for an issuer plan Counterparty in accordance with the requirements of Section 10b-18(a)(13)(ii) under the Exchange Act (with “issuer plan” and “agent independent of Counterparty” each being used herein as defined in Rule 10b-18), and (ii) Counterparty or any “affiliated purchaser” may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off-market) transactions, in each case, that are not “Rule 10b-18 purchases” (as defined in Rule 10b-18), in each case, without Dealer’s consent.

10.	Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)	Counterparty agrees that:

(i)
except to the extent required by law, and unless such Merger Announcement (defined below) is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares, it will not during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction make, or to the extent within Counterparty’s reasonable control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”);

(ii)
it shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Merger Announcement that such Merger Announcement has been made; and

(iii)
it shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction or potential Merger Transaction that were not effected through Dealer or its Affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction or potential Merger Transaction. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareowners.

(b)
Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 above.

(c)
Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), Dealer, in its good faith and commercially reasonable discretion, may (i) make commercially reasonable adjustments to the terms of any Transaction to account for the economic effect of the Transaction of such Merger Announcement, including adjustments to the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period and/or any Settlement Valuation Period or (ii) treat the occurrence of such Merger Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act, other than, solely for purposes of this Section 10, any such transaction in which the consideration consists solely of cash and there is no valuation period.

11.	Special Provisions for Acquisition Transaction Announcements. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)
If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of such Transaction (including adjustments to the Forward Price Adjustment Amount) as the Calculation Agent determines are commercially reasonable, at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such Acquisition Transaction Announcement, provided such adjustments shall only be made to account for changes in the inputs to the fair value of a fixed-for-fixed forward or option on equity shares, as applied to the Transaction, and provided further that no such adjustments shall be made to account for changes in expected dividends.

(b)
“Acquisition Transaction Announcement” means (i) the announcement by Counterparty or any of its subsidiaries of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, by Counterparty or any of its subsidiaries or any other party that is a party to such agreement or letter of intent, (iii) the announcement by Counterparty of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other similar announcement by Counterparty or any of its subsidiaries that is bona fide and, in the reasonable judgment of the Calculation Agent, is reasonably likely to result in an Acquisition Transaction, or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement, whether made by the Issuer or a third party; provided that such announcement by such third party shall be bona fide and such third party has filed a Schedule 13D under Rule 13d-1 (or, if applicable, Rule 13d-2) of the Exchange Act in respect of such announcement.

(c)
“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration transferable by Counterparty or its subsidiaries exceeds 50% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty (measured as of the relevant date of announcement) or (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareowners in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

12.	Acknowledgments.

(a)	The parties hereto intend for:

(i)
each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)	the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)
a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)
all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)	Counterparty acknowledges that:

(i)
during the term of any Transaction, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)	Dealer and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to any Transaction;

(iii)
Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)
any market activities of Dealer and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)
each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

13.
No Collateral, Netting or Setoff. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

14.
Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

15.
Alternative Termination Settlement. In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default arising solely from a failure to comply with Section 6(b)(vi) of this Master Confirmation, an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Counterparty or Dealer, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account the market price of the Shares or Alternative Delivery Units on the Early Termination Date or the date of early cancellation or termination, as the case may be, and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Units on any Exchange Business Day to fulfill its delivery obligations under this Section 15); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may elect that the provisions of this Section 15 above providing for the delivery of Shares or Alternative Delivery Units, as the case may be, shall not apply only if Counterparty represents and warrants to Dealer, in writing on the date it notifies Dealer of such election, that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 15 is to be made by Counterparty, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty. For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 15 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by Dealer pursuant to this Section 15, the period during which Dealer purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 15 shall be referred to as the “Seller Termination Purchase Period”.

16.
Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to the Seller a block of shares of Common Stock equal in number to the Seller’s hedge position in relation to the Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 15, such Shares or Alternative Delivery Units shall be delivered on a date selected by Dealer as promptly as practicable. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable shall be determined without regard to any dividends including Extraordinary Dividends or Excess Dividends any dividend or distribution on the Shares described in Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions.

17.
Limit on Beneficial Ownership. Notwithstanding anything to the contrary in this Master Confirmation, Counterparty acknowledges and agrees that, on any day, Dealer shall not be obligated to receive from Counterparty any Shares, and Counterparty shall not be entitled to deliver to Dealer any Shares, to the extent (but only to the extent) that after such transactions Dealer’s ultimate parent entity would directly or indirectly “beneficially own” (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time on such day in excess of 8% of the outstanding Shares. Any purported receipt of Shares shall be void and have no effect to the extent (but only to the extent) that after such receipt, Dealer’s ultimate parent entity would directly or indirectly so beneficially own in excess of 8% of the outstanding Shares. If, on any day, any receipt of Shares by Dealer is not effected, in whole or in part, as a result of this Section 17, Counterparty’s obligations to deliver such Shares shall not be extinguished and any such delivery shall be effected over time by Counterparty as promptly as Dealer determines, such that after any such delivery, Dealer’s ultimate parent entity would not directly or indirectly beneficially own in excess of 8% of the outstanding Shares.

18.
Maximum Share Delivery. Notwithstanding anything to the contrary in this Master Confirmation, in no event shall Dealer be required to deliver any Shares, or any Shares or other securities comprising Alternative Delivery Units, in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction. For the avoidance of doubt, in no event shall Counterparty be required to deliver any Shares, or any Shares or other securities comprising Alternative Delivery Units, in respect of any Transactions in excess of the Reserved Shares.

19.	Additional Termination Events.

(a)
The occurrence of an event described in paragraph III of Annex B hereto will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transactions specified in such paragraph III as the Affected Transactions.

(b)
Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for any Transaction, then an Additional Termination Event (with respect to which Counterparty shall be the sole Affected Party and such Transaction shall be the sole Affected Transaction) will occur without any notice or action by Dealer or Counterparty if, on two consecutive Exchange Business Days, the price of the Shares on the Exchange at any time falls below such Termination Price.

20.
Non-confidentiality. Dealer and Counterparty hereby acknowledge and agree that, subject to Section 8(e), each is authorized to disclose the tax structure and tax treatment of the transactions contemplated by this Master Confirmation and any Supplemental Confirmation hereunder to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.

21.
Assignment and Transfer. Notwithstanding anything to the contrary in the Agreement, without the consent of Counterparty, Dealer may assign any of its rights or duties hereunder to any one of its Affiliates (1) that has a long-term issuer rating that is equal to or greater than the higher of Dealer’s credit rating, as specified by at least one of Standard & Poor’s and Moody’s, at the time of such assignment and such credit rating on the date of this Master Confirmation, and (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used generally for similar transactions, by JPMorgan Chase & Co.; provided that, at the time of such assignment (i) Counterparty will not be required to pay (including a payment in kind) to the transferee any amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement) greater than the amount in respect of which Counterparty would have been required to pay to Dealer in the absence of such transfer; and (ii) Counterparty will not receive any payment (including a payment in kind) from which an amount had been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement), in excess of that which Dealer would have been required to so withhold or deduct in the absence of such transfer, except to the extent that the transferee will be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement in respect of such excess.

Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction and any such designee may assume such obligations; provided that (i) Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance by such designee, and (ii) Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of any Transaction are not completed by its designee, Dealer shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

22.	Amendments to the Equity Definitions.

(a)
Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material economic”; and adding the phrase “or the relevant Transaction; provided that such event is not based on (a) an observable market, other than the market for Counterparty’s own stock, or (b) an observable index, other than an index calculated or measured solely by reference to Counterparty’s own operations.” at the end of the sentence.

(b)
Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “a material economic” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the words “the relevant Shares” in the same sentence, (iii) replacing the words “dilutive or concentrative” in the sixth to last line thereof with “material economic”, and (iv) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(c)
Section 11.2(e) of the Equity Definitions is hereby amended by deleting clause (iii) thereof in its entirety. Section 11.2(e)(v) of the Equity Definitions is amended by adding the words “at a premium to the current market price thereof (other than in connection with Permitted Purchases)” after the word “Shares” in such Section. Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (x) inserting the words “similar corporate” immediately prior to the word “event” and (y) deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with “, in the commercially reasonable judgment of the Calculation Agent, a material economic event affecting the theoretical value of the Shares or the relevant Transaction; provided that such event is not based on (a) an observable market, other than the market for Counterparty’s own stock, or (b) an observable index, other than an index calculated and measured solely by reference to the Counterparty’s own operations.”.

(d)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(i)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(ii)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(e)
Section 12.9(b)(v) of the Equity Definitions is hereby amended by adding the phrase “; provided that the Non-Hedging Party may so elect to terminate the Transaction only if the Non-Hedging Party represents and warrants to the Hedging Party in writing on the date it notifies the Hedging Party of such election that, as of such date, the Non-Hedging Party is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws” immediately prior to the period at the end of subsection (C).

(f)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by deleting clause (X) in the final sentence.

23.
Extraordinary Dividend. If Counterparty declares any Extraordinary Dividend that has an ex-dividend date during the period commencing on the Trade Date for any Transaction and ending of the last day of the Relevant

Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction, then prior to or on the date on which such Extraordinary Dividend is paid by Counterparty to holders of record, Counterparty shall pay to Dealer, for each Transaction under this Master Confirmation, an amount in cash equal to the product of (i) the amount of such Extraordinary Dividend and (ii) the theoretical short delta number of shares as of the opening of business on the related ex-dividend date, as determined by the Calculation Agent, required for Dealer to hedge its exposure to such Transaction.

24.
Status of Claims in Bankruptcy. Dealer acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to Dealer rights against Counterparty with respect to any Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than any Transaction.

25.
Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Master Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement any Supplemental Confirmation, this Master Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under any Supplemental Confirmation, this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow, Hedging Disruption, Increased Cost of Hedging, or Illegality).

26.
Delivery of Cash. For the avoidance of doubt, other than payment of the Prepayment Amount by Buyer, nothing in this Master Confirmation shall be interpreted as requiring Buyer to cash settle any Transaction hereunder, except in circumstances where cash settlement is within Buyer’s control (including where Buyer elects to deliver or receive cash, where Buyer fails timely to elect to deliver Settlement Shares pursuant Annex A hereof in settlement of any Transaction hereunder or to deliver or receive Alternative Termination Delivery Units, or where Buyer has made settlement by delivery of Unregistered Settlement Shares in accordance with Annex A hereof unavailable due to the occurrence of events within its control) or in those circumstances in which holders of the Shares would also receive cash.

27.
U.S. QFC Stay Rules. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (available as of the date of this Master Confirmation on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Issuer shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this Section 27 without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

28.	[Reserved.]

29.
Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

30.
Credit Support. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

31.
Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION AND ANY SUPPLEMENTAL CONFIRMATION AND THE TRANSACTIONS HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

32.
Exclusive Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION AND/OR ANY TRANSACTION HEREUNDER AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Communications with Employees of J.P. Morgan Securities LLC. If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.

EXECUTION COPY

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.
Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:	/s/ Brett Chalmers
Authorized Signatory
Name: Brett Chalmers

Accepted and confirmed
as of the date first set
forth above:

PLANET FITNESS, INC.
By:	/s/ Dorvin Lively
Authorized Signatory
Name: Dorvin Lively, President & CFO

[Signature page to the Master Confirmation]

SCHEDULE A
FORM OF SUPPLEMENTAL CONFIRMATION
JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179

[__________], 20[__]

To:	Planet Fitness, Inc. 4 Liberty Lane West
Hampton, NH 03842
Attention: Dorvin Lively, President and Chief Financial Officer
Re:     Supplemental Confirmation—Uncollared Accelerated Share Repurchase
The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between JPMorgan Chase Bank, National Association (“Dealer”) and Planet Fitness, Inc., a Delaware corporation (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.    This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation, dated as of December 4, 2019 (the “Master Confirmation”), between Dealer and Counterparty, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.    The terms of the Transaction to which this Supplemental Confirmation relates are as follows:
Trade Date:    [__], 20[__]
Forward Price Adjustment Amount:    USD [___]

Calculation Period Start Date:	[__], 20[__]

Scheduled Termination Date:	[__]

First Acceleration Date:	[___________]
Prepayment Amount:    USD [___________]
Prepayment Date:     [__], 20[__]

Initial Shares:
[___] Shares; provided that if, in connection with the Transaction, Dealer is unable, after using commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire; provided further that if the Initial Shares are reduced as provided in the preceding proviso, then Dealer shall use commercially reasonable efforts to borrow or otherwise acquire an additional number of Shares equal to the shortfall in the Initial Shares delivered on the Initial Share Delivery Date and shall deliver such additional Shares as promptly as practicable, and all Shares so delivered shall be considered Initial Shares. All Shares delivered to Counterparty in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.
Initial Share Delivery Date:    [__], 20[__]

Maximum Stock Loan Rate:	75 basis points per annum

Initial Stock Loan Rate:	25 basis points per annum
Maximum Number of Shares:    [___]1 Shares
Termination Price:    USD [__]2 per Share

Additional Relevant Days:	The three (3) Exchange Business Days immediately following the Calculation Period.

Reserved Shares:
Notwithstanding anything to the contrary in the Master Confirmation, as of the date of this Supplemental Confirmation, the Reserved Shares shall be equal to [___][3] Shares. For the avoidance of doubt, the number of Reserved Shares shall not be subject to adjustment.

3.    Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs, in each case except as otherwise disclosed to Dealer.
4.    This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

1 To be approximately 50% of the total number of Shares outstanding on the Trade Date.
2 To be approximately 50% of the closing Share price on the Trade Date.
3 To be approximately 2x the number of Initial Shares.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Supplemental Confirmation and returning it to us.
Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:
Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:

PLANET FITNESS, INC.
By:
Authorized Signatory
Name:

SCHEDULE B
FORM OF CERTIFICATE OF RULE 10B-18 PURCHASES

[Letterhead of Counterparty]
JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY, 10179

Re:     Uncollared Accelerated Share Repurchase

Ladies and Gentlemen:
In connection with our entry into the Master Confirmation, dated as of December 4, 2019, between JPMorgan Chase Bank, National Association and Planet Fitness, Inc., a Delaware corporation, as amended and supplemented from time to time (the “Master Confirmation”) and the Supplemental Confirmation thereto, dated as of [__________], 20[__], we hereby represent that set forth below is the total number of shares of our common stock purchased by or for us or any of our affiliated purchasers in Rule 10b-18 purchases of blocks (all as defined in Rule 10b-18 under the Securities Exchange Act of 1934) pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the first day of the [Calculation Period][Settlement Valuation Period][Seller Termination Purchase Period] (as defined in the Master Confirmation) and the week during which the first day of such [Calculation Period][Settlement Valuation Period][Seller Termination Purchase Period] occurs.

Number of Shares: __________________
We understand that you will use this information in calculating trading volume for purposes of Rule 10b-18.
Very truly yours,

PLANET FITNESS, INC.
By:
Authorized Signatory
Name:

Schedule B

ANNEX A
COUNTERPARTY SETTLEMENT PROVISIONS
1.    The following Counterparty Settlement Provisions shall apply to any Transaction to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information regarding Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:
The earlier of (x) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day) and (y) the Scheduled Termination Date (such earlier date, the “Scheduled Settlement Election Date”), unless, on the Scheduled Settlement Election Date, Counterparty is aware of any material, non-public information regarding Counterparty or the Shares, in which case the Settlement Method Election Date shall be the earlier of (x) the 30th calendar day immediately following the Scheduled Settlement Election Date and (y) the first date immediately following the Scheduled Settlement Election Date on which Counterparty is not aware of any material, non-public information regarding Counterparty or the Shares.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	An amount equal to (a) the Number of Shares to be Delivered, multiplied by (b) the Settlement Price.

Settlement Price:	An amount equal to the average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:
A number of Scheduled Trading Days required in order to unwind a commercially reasonable hedge position in a commercially reasonable manner, determined beginning on the Scheduled Trading Day immediately following the Termination Date.  Dealer shall notify Counterparty of the last Scheduled Trading Day of the Settlement Valuation Period on or prior to the

Annex A-1

Exchange Business Day immediately following such last Scheduled Trading Day.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:
The later of (x) the Exchange Business Day immediately following the last day of the Settlement Valuation Period and (y) the earlier of the Exchange Business Day immediately following the date of Counterparty’s Settlement Method Election and the Settlement Method Election Date.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.
2.    Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case, with a value equal to the sum of (x) 100% of the absolute value of the Forward Cash Settlement Amount, with such Shares’ value determined by the Calculation Agent and (y) all commercially reasonable actual, documented out-of-pocket expenses of Dealer in connection with Dealer’s receipt of such Registered Settlement Shares or Unregistered Settlement Shares, as the case may be, up to an amount equal to 0.50% of the amount determined in clause (x), including commercially reasonable fees and actual, documented out-of-pocket expenses of one outside counsel. If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding Counterparty’s election of Net Share Settlement.
3.    Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a)    a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;
(b)    the form and content of the Registration Statement and the Prospectus (including, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;
(c)    as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size (provided that prior to receiving or being granted access to any such information, Dealer and any such agent may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation) and the results of such investigation are reasonably satisfactory to Dealer, in its good faith and commercially reasonable judgment; and
(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, provisions substantially similar to those contained in such underwriting agreements relating to the mutual indemnification of, and contribution in connection with the liability of, the parties and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4.    If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

Annex A-2

(a)    all Unregistered Settlement Shares shall be delivered to Dealer (or any Affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)    as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any Affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size by issuers similar to Counterparty (including, the right to have made available to them for inspection all relevant financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that prior to receiving or being granted access to any such information, any such Dealer (or Affiliate) or potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation;
(c)    as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any Affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by similar issuers, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall (i) include provisions substantially similar to those contained in such private placement purchase agreements relating to the mutual indemnification of, and contribution in connection with the liability of, the parties, (ii) provide for Counterparty to use its best efforts to provide documentation appropriate for private placement of equity securities of similar size by similar issuers, and the payment by Counterparty of all commercially reasonable and actual, documented out-of-pocket expenses of Dealer (and any such Affiliate) in connection with such resale up to an amount equal to 2.00% of the amount determined in clause (x) of paragraph 2 above, including all reasonable fees and actual, documented out-of-pocket expenses of one outside counsel for Dealer (such expenses to be without duplication of expenses in clause (y) of paragraph 2 above), and (iii) contain representations, warranties, covenants and agreements of the parties reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)    in connection with the private placement of such shares by Counterparty to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.
5.    Dealer, itself or through an Affiliate (the “Selling Agent”) or any underwriter(s), using commercially reasonable efforts to achieve the highest rate, will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If Counterparty is prohibited by law or by contract from disclosing all material non-public information known to Counterparty with respect to Counterparty and the Shares to any potential purchasers of such Settlement Shares, then the sale of such Settlement Shares shall not be required to commence until the earlier of (x) the 30th calendar day immediately following the Cash Settlement Payment Date and (y) the first date immediately following the Cash Settlement Payment Date on which Counterparty reasonably concludes that it is able to disclose such information. If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess or, at the Counterparty’s election, a number of Shares equal to such excess determined by the Dealer in its commercially reasonable discretion, to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.
6.    If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6

Annex A-3

are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.
7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for any Transaction be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A – B

Where	A = the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and
B =     the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.
“Reserved Shares” means, for each Transaction, as set forth in the Supplemental Confirmation for such Transaction.
If at any time, as a result of this paragraph 7, Counterparty fails to deliver to Dealer any Settlement Shares, Counterparty shall, to the extent that Counterparty has at such time authorized but unissued Shares not reserved for other purposes, promptly notify Dealer thereof and deliver to Dealer a number of Shares not previously delivered as a result of this paragraph 7.

Annex A-4

ANNEX B
COMMUNICATIONS PROCEDURES

December 4, 2019

I.    Introduction
Planet Fitness, Inc. (“Counterparty”) and JPMorgan Chase Bank, National Association (“Dealer”) have adopted these communications procedures (the “Communications Procedures”) in connection with entering into the Master Confirmation (the “Master Confirmation”), dated as of December 4, 2019, between Dealer and Counterparty relating to Uncollared Accelerated Share Repurchase transactions. These Communications Procedures supplement, form part of, and are subject to the Master Confirmation.
II.    Communications Rules
For each Transaction, from the Trade Date for such Transaction until the date all payments or deliveries of Shares have been made with respect to such Transaction, Counterparty and its Employees and Designees shall not engage in any Program-Related Communication with, or disclose any Material Non-Public Information to, any Trading Personnel; provided, however, that Communications in respect of a Permitted Purchase falling under romanette (ii) of the Permitted Purchase definition shall be permitted with Designated Trading Personnel. Except as set forth in the preceding sentence, the Master Confirmation shall not limit Counterparty and its Employees and Designees in their communication with Affiliates and Employees of Dealer, including Employees who are Permitted Contacts.
III.    Termination
If, in the sole judgment of any Trading Personnel or any Affiliate or Employee of Dealer participating in any Communication with Counterparty or any Employee or Designee of Counterparty, such Communication would not be permitted by these Communications Procedures, such Trading Personnel or Affiliate or Employee of Dealer shall immediately terminate such Communication. In such case, or if such Trading Personnel or Affiliate or Employee of Dealer determines following completion of any Communication with Counterparty or any Employee or Designee of Counterparty that such Communication was not permitted by these Communications Procedures, such Trading Personnel or such Affiliate or Employee of Dealer shall promptly consult with his or her supervisors and with counsel for Dealer regarding such Communication. If, in the reasonable judgment of Dealer’s counsel following such consultation, there is more than an insignificant risk that such Communication could materially jeopardize the availability of the affirmative defenses provided in Rule 10b5-1 under the Exchange Act with respect to any ongoing or contemplated activities of Dealer or its Affiliates in respect of any Transaction pursuant to the Master Confirmation, it shall be an Additional Termination Event pursuant to Section 19(a) of the Master Confirmation, with Counterparty as the sole Affected Party and all Transactions under the Master Confirmation as Affected Transactions.
IV.    Definitions
Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Confirmation. As used herein, the following words and phrases shall have the following meanings:
“Communication” means any contact or communication (whether written, electronic, oral or otherwise) between Counterparty or any of its Employees or Designees, on the one hand, and Dealer or any of its Affiliates or Employees, on the other hand.
“Designated Trading Personnel” means [__________] and [__________] or any of their designees; provided that Dealer may amend the list of Designated Trading Personnel by delivering a revised list of Designated Trading Personnel to Counterparty (which amended list shall become effective on the third Exchange Business-Day immediately following delivery of such list by Dealer to Counterparty).
“Designee” means a person designated, in writing or orally, by Counterparty to communicate with Dealer on behalf of Counterparty.

Annex B-1

“Permitted Contact” means any of [__________] and [__________] or any of their designees; provided that Dealer may amend the list of Permitted Contacts by delivering a revised list of Permitted Contacts to Counterparty (which amended list shall become effective on the third Exchange Business-Day immediately following delivery of such list by Dealer to Counterparty).
“Trading Personnel” means [__________] and [__________] or any of their designees; provided that Dealer may amend the list of Trading Personnel by delivering a revised list of Trading Personnel to Counterparty (which amended list shall become effective on the third Exchange Business-Day immediately following delivery of such list by Dealer to Counterparty); and provided further that, for the avoidance of doubt, the persons listed as Permitted Contacts are not Trading Personnel.
“Employee” means, with respect to any entity, any owner, principal, officer, director, employee or other agent or representative of such entity, and any Affiliate of any of such owner, principal, officer, director, employee, agent or representative.
“Material Non-Public Information” means information relating to Counterparty or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareowners or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets and similar matters.
“Program-Related Communication” means any Communication the subject matter of which relates to the Master Confirmation or any Transaction under the Master Confirmation or any activities of Dealer (or any of its Affiliates) in respect of the Master Confirmation or any Transaction under the Master Confirmation.

Annex B-2